Exhibit 5.4

CONSENT OF PITEAU ASSOCIATES

The undersigned company hereby consents to the use of the technical report entitled “Technical Report for the Marmato Gold Mine, Caldas Department, Colombia Pre-Feasibility Study of the Lower Mine Expansion Project” with an effective date of June 30, 2022, and the information derived therefrom, as well as the reference to its name, in each case where used or incorporated by reference in the registration statement on Form F-10 of Aris Mining Corporation being filed with the United States Securities and Exchange Commission, and any amendments or exhibits thereto.

PITEAU ASSOCIATES

/s/ Joost Reidel
Name: Joost Reidel, B.Sc. Title: Vice President, Mine Water Management, North America / Principal Hydrogeologist

Date: July 30, 2026